EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY RAISES QUARTERLY DIVIDEND BY 5%

New York, May 28, 2015 -- The Board of Directors of Tiffany & Co. (NYSE - TIF) has declared a regular quarterly dividend of $0.40 per share of Common Stock, representing a 5% increase in the quarterly rate. This action increases the quarterly dividend from $0.38 per share (or $1.52 annually) to the new rate of $0.40 per share (or $1.60 annually).

Michael J. Kowalski, chairman, announced the dividend increase at Tiffany’s Annual Meeting of Shareholders and said, “We are pleased that Tiffany has the resources to support the growth of its business, and to also provide for opportunities to return some excess cash to shareholders. This represents the 14th dividend increase in the past 13 years.”

The dividend will be paid on July 10, 2015 to stockholders of record on June 22, 2015. Future dividends are subject to declaration by the directors.

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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